Exhibit 10.1

[*Some information has been omitted from Exhibit B to this agreement in connection with a request for confidential treatment.  The omitted information has been filed separately with the Securities and Exchange Commission as part of the request for confidential treatment.  The omitted information is indicated by a blank and marked with an asterisk.]

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this 7th day of March, 2013, by and among Prospect Global Resources Inc., a Nevada corporation (the “Company”), the parties identified as “Purchasers” in the signature pages hereto (the “Purchasers”) (the Purchasers together with the Company, the “Parties”), and, solely for the purposes of Sections 4(a)(ii) and 4(b) hereof, the Management Companies (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Securities Purchase Agreement, dated as of November 29, 2012, and that certain Amended and Restated Securities Purchase Agreement, dated as of December 21, 2012 (as so amended and restated, the “Purchase Agreement”) (capitalized terms used in this Agreement and not defined shall have the respective meanings set forth in the Purchase Agreement);

WHEREAS, following discussions with various shareholders of the Company in which such shareholders expressed concern about the Company’s ability to obtain shareholder approval of the transactions contemplated by the Purchase Agreement, the Purchasers and the Company have determined, among other things, that it is in their respective best interests to terminate the Purchase Agreement and release each other from duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Purchase Agreement, in each case on the terms and subject to the conditions and limitations set forth herein; and

WHEREAS, the Purchasers are subject to certain management agreements with Apollo Management VII, L.P. and Apollo Commodities Management, L.P. with respect to Series I thereof (together, the “Management Companies”), which agreements provide for, among other things, the Management Companies to receive certain payments in connection with actual and potential investments by the Purchasers.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchasers and the Company agree as follows:

1.                                      Termination of Purchase Agreement.  Effective as of the execution of this Agreement, without further action of any Party, the Parties hereby abandon the Purchase Agreement and all transactions contemplated by the Purchase Agreement and mutually terminate the Purchase Agreement pursuant to Section 10.01(a) thereof, as a result of which no provision of the Purchase Agreement shall survive or have any force or effect (including, without limitation, those provisions of the Purchase Agreement which by their terms would otherwise survive termination of the Purchase Agreement) and the Purchase Agreement shall be deemed null and void.  Notwithstanding anything to the contrary contained in the Purchase Agreement, no Purchaser Releasees (as defined herein) or Company Releasees (as defined herein) shall have any liability or obligation under the Purchase Agreement, including as a result of any action or failure to act in connection with the Purchase Agreement or otherwise.

2.                                      Termination of the Ancillary Agreements.  Effective as of the execution of this Agreement, without further action of any Party, each of the Company (on behalf of itself, PGRI Delaware and Buffalo) and the Purchasers hereby agree and acknowledge that, as a result of the termination of the Purchase Agreement prior to the Closing pursuant to Section 1 of this Agreement, each of the other Transaction Documents (as defined herein) shall be deemed to be terminated, as a result of which no provision in any Transaction Document shall survive or have any force or effect (including, without limitation, those provisions of any Transaction Document which by their terms would otherwise survive termination of such agreements) and each Transaction Document shall be deemed null and void.  Notwithstanding anything to the contrary contained in any Transaction Document, no Purchaser Releasees (as defined herein) or Company Releasees (as defined herein) shall have any liability or obligation under any Transaction Document, including as a result of any action or failure to act in connection with any Transaction Document.

3.                                      Publicity.  The Company shall file a Form 8-K with the Securities and Exchange Commission (the “SEC”), and the Company shall issue a press release, in each case, in the form, and containing the contents, of Exhibit A to this Agreement, no later than the first Business Day immediately following the execution and delivery of this Agreement.

4.                                      Fees and Expenses.

(a)                                 Simultaneously with the execution of this Agreement, in consideration for the agreement by the Purchasers to terminate the Purchase Agreement, the Company shall pay, by wire transfer of same day funds, (i) an amount in cash equal to $2,157,433.59, allocated and delivered to the persons and accounts specified under the heading “Purchaser Expenses” on Exhibit B hereto and (ii) an amount in cash equal to $750,000, allocated and delivered to the persons and accounts specified under the heading “Cash Portion of Break-up and Release Payment” on Exhibit B hereto.  In consideration for the foregoing payments, the Purchasers hereby waive their right to be reimbursed by the Company for the Purchaser Expenses incurred from the execution of the Original Agreement through the execution of this Agreement.

(b)                                 Simultaneously with the execution of this Agreement, in consideration for the agreement by the Purchasers to terminate the Purchase Agreement, the Company shall issue promissory note(s), in the form of Exhibit C to this Agreement, for an aggregate principal amount of $6,750,000, allocated and delivered to the person(s) specified under the heading “Note Portion of Break-up and Release Payment” on Exhibit B hereto.

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(c)                                  All other costs and expenses incurred in connection with this Agreement, the Purchase Agreement and the transactions and other agreements contemplated hereby and thereby shall be paid by the Party incurring such cost or expense without reimbursement by any other Party.

5.                                      Mutual Release.

(a)                                 As of the date hereof, the Company, on behalf of itself and each of its successors, Subsidiaries, controlled Affiliates, divisions and assignees (the “Company Releasors”) does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue any of the Purchasers, any of their respective successors, Subsidiaries, Affiliates, equity or debt financing sources, divisions, or assignees, and any of its or their respective past, present, or future officers, directors, employees, incorporators, members managers, partners, shareholders, parents, representatives, agents, financial advisors, auditors, attorneys, heirs, administrators, devisees or legatees (collectively the “Purchasers Releasees”), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees (including attorney’s, financial advisor’s, lender’s or other fees) whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, which the Company Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Purchasers Releasees or any of them, in connection with, arising out of or which are in any way related to any action or inaction taken at or prior to the execution of this Agreement by any Purchaser Releasees in connection with the Purchase Agreement and any other agreement entered into by the Parties (or any of them) in connection therewith, including but not limited to, the Original Agreement, the Investors Rights Agreement and the Royalty Agreement (each, a “Transaction Document” and collectively, the “Transaction Documents”), the exclusivity agreements, term sheets and confidentiality agreements entered into by the Company and Apollo Management VII, L.P. prior to the date hereof (including, without limitation, the exclusivity agreements dated September 6, 2012 and October 25, 2012 and the confidentiality agreement dated March 5, 2012 (collectively, the “Apollo Agreements”)), or the Transactions, or any duties, actions, omissions, commitments, agreements, transactions, statements, or representations made to the Company Releasors in connection with Transaction Documents, the Apollo Agreements or the Transactions, which include any actions taken at or prior to the execution of this Agreement in connection with the proposed amendments to the Purchase Agreement; provided, however, that nothing herein shall be deemed to constitute a release, discharge or covenant not to sue with respect to any claim, action, cause of action or suit arising on or after the date of this Agreement with respect to any breach of this Agreement or the promissory notes being issued pursuant to Section 4(b) hereof.

(b)                                 As of the date hereof, each Purchaser, on behalf of itself and each of its successors, Subsidiaries, controlled Affiliates, divisions and assignees (the “Purchasers Releasors”), does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue the Company, any of its successors, Subsidiaries, Affiliates, equity or debt financing sources, divisions, or assignees, and any of its or their respective past, present, or future officers, directors, employees, incorporators, members managers, partners, shareholders,

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parents, representatives, agents, financial advisors, auditors, attorneys, heirs, administrators, devisees or legatees (collectively, the “Company Releasees”), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees (including attorney’s, financial advisor’s, lender’s, or other fees) whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, which the Purchasers Releasors ever had or now have or can have or shall or may hereafter have against the Company Releasees or any of them, in connection with, arising out of or which are in any way related to any action or inaction taken at or prior to the execution of this Agreement by any Company Releasees in connection with the Transaction Documents, the Apollo Agreements or the Transactions, or any duties, actions, omissions, commitments, agreements, transactions, statements, or representations made to the Purchasers Releasors in connection with the transactions contemplated by the Transaction Documents, the Apollo Agreements or the Transactions, which include any actions taken at or prior to the execution of this Agreement in connection with the proposed amendments to the Purchase Agreement; provided, however, that nothing herein shall be deemed to constitute a release, discharge or covenant not to sue with respect to any claim, action, cause of action or suit arising on or after the date of this Agreement with respect to any breach of this Agreement or the promissory notes being issued pursuant to Section 4(b) hereof.

6.                                      Representations and Warranties.

(a)                                 Representations and Warranties of Purchasers.  Each Purchaser represents and warrants to the Company that:  (i) such Purchaser has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser; (iii) this Agreement has been duly and validly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchasers in accordance with its terms, subject to the Enforceability Exceptions; and (iv) the Management Companies are entitled to receive any cash and promissory notes paid or issued to them as a Break-up and Release Payment pursuant to Section 4(a)(ii) and Section 4(b) hereof.

(b)                                 Representations and Warranties of the Company.  The Company represents and warrants to each Purchaser that:  (i) the Company has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary action on the part of the Company; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

7.                                      Entire Agreement; Third Parties.  This Agreement constitute the entire agreement between the Company and Purchasers with respect to the subject matter hereof and supersede all other agreements and understandings, both written and oral, between the Company and Purchasers with respect to the subject matter hereof.  Except for the provisions of Sections 5

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and 12 hereof, this Agreement is not intended to (and does not) confer on any person other than the Company and Purchasers any rights or remedies or impose on any person other than the Company and Purchasers any obligations.

8.                                      Cooperation.  The Company and Purchasers shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw any and all applications, notices, petitions and filings (if any) made with, and shall use their reasonable best efforts to terminate the proceedings (if any) before, any Governmental Authority in connection with the Purchase Agreement.

9.                                      Non-Disparagement.  Each of Purchasers and the Company shall not, and shall cause their respective controlled Affiliates not to, and shall instruct and use their reasonable best efforts to cause their respective directors, officers, employees, advisors and representatives not to, make (or authorize the making of) any statement publicly for a period of two (2) years from the date hereof about this Agreement, any of the Transaction Documents, the Apollo Agreements or the Transactions or about the Purchasers or the Company or its or their respective Affiliates that denigrates or disparages the Company or the Company Releasees (in the case of Purchasers) or Purchasers or the Purchasers Releasees (in the case of the Company), including without limitation, any statement that is critical of the Company or the Purchasers or their respective Affiliates, as applicable, or (in the case of the Purchasers only) that expresses a view regarding the financial position of the Company or its future prospects (a “Prohibited Statement”), provided, however, that for the avoidance of doubt the foregoing shall not be deemed to prevent or impair any person covered thereby from testifying in any legal or administrative proceeding, responding to inquiries or requests for information by any regulator or auditor, or taking any other action that is, in the opinion of legal counsel for a Party, required by law, or to prevent the Parties from making statements in any pleadings, court papers or in open court in any action brought by one of the Parties in connection with a breach of this Agreement or the promissory notes or in any action brought by any other person relating to this Agreement, the Purchase Agreement, the Original Agreement, the Investors Rights Agreement, the Royalty Agreement, the Apollo Agreements or the Transactions.  As used in this Section 9, a statement is made “publicly” if it is made to a person who is not a officer, director, employee, advisor or representative of the Company or the Purchasers or its or their respective Affiliates, except that statements made to members of the immediate family (as defined in the Corporate Governance rules of the New York Stock Exchange as in effect on the date of this Agreement) shall not be deemed to be made publicly.  If during the two (2) years after the date hereof a Party or one of its current or future directors, officers and employees makes a Prohibited Statement, then another Party may notify that Party of its objection to the statement, providing reasonable detail regarding such statement.  Promptly following receipt of such notice, the Party receiving the notice shall attempt to confirm the facts surrounding the alleged Prohibited Statement, and if in its good faith opinion the contents of the notice are accurate, then the Party receiving the notice shall promptly make an appropriate public retraction or correction. Each of the Parties agrees that the rights and remedies for noncompliance with this Section 9 shall include having such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to such Party.

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10.                               Confidentiality.  Each of the Purchasers agrees that, for one year following the date hereof, it shall comply with the terms and conditions of that certain Confidentiality Agreement, dated March 5, 2012, between the Company and Apollo Management VII, L.P. as if it were the Recipient (as defined therein) (it being understood and agreed that the Purchasers shall comply with such terms and conditions during such one-year period notwithstanding that such Confidentiality Agreement terminates on March 5, 2013).

11.                               Consulting Reports. Subject to any required consent from any third parties, each Purchaser hereby assigns all of its right, title and interest in and to all reports, presentations or other work product related to the Company or its Subsidiaries prepared by McKinsey & Company, SRK Consulting or any other similar consulting or technical advisory firm (excluding, for the avoidance of doubt, any reports, presentations or other work product from legal advisors) (collectively, the “Consulting Reports”) to the Company, provided, that the Purchasers shall be entitled to retain copies of such Consulting Reports for legal and compliance purposes or to comply with any bona fide records retention policy. Each Party hereby agrees that it shall use commercially reasonable efforts to, whenever and as often as reasonably requested to do so by the other or the other’s successors and assigns (but in no event later than three months from the date hereof), and without further consideration, execute, acknowledge and deliver such further instruments of transfer, assignment, consents, conveyance, assumption and delivery, and take such other actions as reasonably may be necessary in order to effectuate the transfer of the Consulting Reports to the Company; provided, however, that, for the avoidance of doubt, in no event shall the Purchasers or any of their Affiliates be required to make any payments or incur any liabilities or obligations in connection with such efforts to transfer or assign such Consulting Reports.  From and after the effectiveness of any such transfer or assignment, the Company agrees to comply with the terms of any engagement letter with any such consulting or advisory firm applicable to the ownership of such Consulting Reports.

12.                               Indemnification.  The Company hereby agrees to indemnify Purchasers and their Affiliates and their respective directors, trustees, officers, employees, partners, members, attorneys and agents (collectively, “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses (collectively, “Losses”) incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) commenced or threatened by any person (including the Company or its shareholders but excluding any Indemnified Party and any Affiliate of or investor in an Indemnified Party (except to the extent such person who is not a Purchaser or an Affiliate of the Purchaser is a direct or indirect shareholder in the Company and acted in such capacity in connection with any such investigations, litigations or other proceedings)) relating to this Agreement, the Transaction Documents, the promissory notes or the transactions related hereto or thereto, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings; provided, however, in no event shall any such indemnification obligation apply to any breach by the Purchasers of the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company is not obligated to indemnify or defend Indemnified Party against any third-party claim if such third-party claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party’s (i) gross negligence or more culpable act or omission (including recklessness or willful misconduct), or (ii) bad faith failure to comply with any of its obligations set forth in this

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Agreement, the Transaction Documents, the promissory notes or the transactions related hereto or thereto.

13.                               Litigation.

(a)                                 Each of the Parties submits to the jurisdiction of any federal court sitting in the Southern District of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court sitting in the Borough of Manhattan in New York, New York; together with such federal courts, the “New York Courts”) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party agrees not to assert, by way of motion, as a defense or otherwise, in any action or proceeding in which such a claim is asserted, that it is not subject personally to the jurisdiction of the New York Courts, that the claim is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the New York Courts.  Each Party further irrevocably submits to the jurisdiction of the New York Courts with respect to any such action or proceeding.

(b)                                 Service of process shall be effective against any Party if delivered personally, by facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to such Party as follows:

If to the Company, to:

Prospect Global Resources Inc.
1401 17th Street
Suite 1550
Denver, CO 80439
Attention: Chief Executive Officer

Telecopy:  303-990-8440

with a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 17th Street
Suite 2200
Denver, CO 80439
Attention: Jeff Knetsch

Telecopy:  303-223-1111

If to Purchasers, to:

c/o Apollo Global Management, LLC

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9 West 57th Street
New York, NY 10019
Attention: Laurie Medley
Facsimile: (646) 607-0528

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                                     Andrew J. Nussbaum

Ante Vucic

Facsimile:  (212) 403-2000

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(d)                                 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 13(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 13(c) AND THIS SECTION 13(d).

14.                               Amendment, Modification and Waiver.  This Agreement may be amended, modified, and supplemented only by a written instrument signed by each of the Parties.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

15.                               Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

16.                               Representation by Counsel; Mutual Drafting.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing

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that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17.                               Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to any applicable conflicts of law principles.

18.                               Counterparts.  This Agreement may be executed and delivered (including by electronic facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  The electronic facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

19.                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

20.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided, however, that this Agreement is not assignable by any Party without the prior written consent of the other Parties.

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IN WITNESS WHEREOF, Purchasers and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Damon Barber
	Name:	Damon Barber
	Title:	Chief Financial Officer

PURCHASERS:

AIF VII PG O&R HOLDINGS, L.P.

By:	Apollo Advisors VII (APO FC), L.P.,
its general partner

By:	Apollo Advisors VII (APO FC-GP), LLC,
its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AIF VII PG HOLDINGS, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ANRP PG HOLDINGS, L.P.

By:	Apollo ANRP Advisors, L.P.,
its general partner

By:	Apollo ANRP Capital Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

ANRP PG O&R HOLDINGS, L.P.

By:	Apollo ANRP Advisors (APO FC), L.P.,
its general partner

By:	Apollo ANRP Advisors (APO FC-GP),
LLC, its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AP PG GOLDEN SHARE, LLC

By:	Apollo Management VII, L.P.,
its manager

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

MANAGEMENT COMPANIES (solely for purposes of Sections 4(a)(ii) and 4(b) hereof):

APOLLO MANAGEMENT VII, L.P.
By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO COMMODITIES MANAGEMENT,
L.P. WITH RESPECT TO SERIES I
By:	Apollo Commodities Management GP,
LLC, its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

Exhibit A

Form 8-K / Press Release

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On March 7, 2013, we entered into a Termination and Release Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as the Apollo Parties) that terminates the Securities Purchase Agreement, Investors Rights Agreement and Royalty Agreement entered into with the Apollo Parties in November, 2012 (as amended in December, 2012).  These agreements related to a potential financing transaction (the “Apollo Financing”) with the Apollo Parties that is described in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on  December 4, 2012 and December 26, 2012 and our definitive proxy statement on Form 14A filed with the Securities and Exchange Commission on December 26, 2012. The Apollo Financing was terminated as a result of concerns about Prospect Global’s ability to obtain the necessary shareholder approvals for the Apollo Financing.

Under the Apollo Financing, the Apollo Parties would have paid us $100 million and received upon closing $100 million in newly issued 7-year 10% Convertible Springing 2nd Lien Notes.  The Notes would have been convertible into shares of our common stock at an initial conversion price of $2.70 per share, subject to anti-dilution provisions.  The Notes would have voted on an as converted basis with our common stock.  As part of the Apollo Financing, the Apollo Parties would have received Warrants to purchase approximately 25.9 million shares of our common stock at $2.70 per share and approximately 21.5 million shares of our common stock at $3.25 per share, each subject to anti-dilution provisions.  Under the Royalty Agreement, to which Buffalo Management LLC was also a party, upon issuance of the Notes, Buffalo’s existing right to receive 2% of our gross revenues would have terminated, and thereafter each of Buffalo and the Apollo Parties would have had the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of our American West Potash subsidiary.  Buffalo Management is controlled by Chad Brownstein, our executive vice-chairman.  Barry Munitz, our board chair, and Patrick Avery, our former chief executive officer and a former director of Prospect Global, own minority non-voting interests in Buffalo Management.

Upon execution of the Termination and Release Agreement (i) we paid the Apollo Parties $750,000 in cash and issued two Promissory Notes totaling approximately $6.75 million (described in Item 2.03 below) as a break up and release payment and (ii) we reimbursed the Apollo Parties for $2.16 million of expenses incurred by them in connection with the Apollo Financing.  The agreement also contains mutual releases.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The two Promissory Notes issued on March 7, 2013 to the Apollo Parties for an aggregate of approximately $6.75 million under the Termination and Release Agreement bear cash interest at an annual rate of 11% and mature on September 3, 2013.  We are required to prepay the Promissory Notes pro rata with 33% of the net cash proceeds received by us from the issuance or incurrence of any indebtedness, the issuance or sale of any equity interests, or any other financing, in each case closing after March 7, 2013.  The Promissory Notes are unsecured; provided that we may not issue any secured debt or debt that is guaranteed by any of our subsidiaries, unless, concurrently, we cause the Promissory Notes and the obligations thereunder to be equally and ratably secured by the same assets and/or guaranteed by the applicable subsidiary(ies).

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Termination and Release Agreement dated March 7, 2013 with Apollo Parties
10.2	$5,592,857 Promissory Note dated March 7, 2013 issued to Apollo Management VII, L.P.
10.3	$1,157,142 Promissory Note dated March 7, 2013 issued to Apollo Commodities Management, L.P., with respect to Series I

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: March 11, 2013		Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 10.1	Termination and Release Agreement dated March 7, 2013 with Apollo Parties

Exhibit 10.2	$5,592,857 Promissory Note dated March 7, 2013 issued to Apollo Management VII, L.P.

Exhibit 10.3	$1,157,142 Promissory Note dated March 7, 2013 issued to Apollo Commodities Management, L.P., with respect to Series I

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Prospect Global Names Damon G. Barber as President and CEO

Internationally accomplished mining and finance expert brings substantial depth to the next growth phase

 Prospect Global and Apollo agree to mutual termination of previously-announced finance agreement

DENVER, CO, March 7, 2013 — Prospect Global Resources, Inc. (NASDAQ: PGRX) today announced the appointment of Damon G. Barber as President and Chief Executive Officer, effective immediately. Mr. Barber, a veteran international mining and finance executive, joined the company in December 2012 as Executive Vice President and Chief Financial Officer. Mr. Barber’s promotion brings to Prospect’s CEO office the extensive mining and finance experience necessary for its next phase of development.

Mr. Barber said: “I am extremely excited about the opportunity to lead the development of Prospect Global Resources and its Holbrook project. The fundamentals of the project and the potash mining industry are tremendous for potential value creation. I am grateful that the Board has given me this opportunity to build North America’s next potash company and mine.”

Mr. Barber has more than 20 years experience in natural-resources finance and operations and is former Chief Executive Officer of CST Mining Group Limited, a Hong Kong-based mining company. While CEO of CST, Mr. Barber led and directed the simultaneous and successful development of two copper mine development projects. The first project was developed into production, and the second project was developed to where it was sold for $505 million, approximately two times CST’s total investment in the project. During this time, Mr. Barber also served as Chairman of Marcobre S.A.C., a joint venture between CST and Korea Resources Corporation and LS Nikko.

Prior to joining CST Mining, Mr. Barber was a Managing Director at Deutsche Bank and served as the Head of Deutsche Bank’s Metals and Mining investment banking practice in Asia-Pacific. Mr. Barber also spent more than 11 years at Credit Suisse, including almost 10 years as an investment banker in Credit Suisse’s Energy Group.

Mr. Barber graduated from the University of Kentucky with a B.S. in Mining Engineering and began his career as a section foreman at CONSOL Energy Inc.’s Loveridge Mine. Mr. Barber holds an MBA from the Wharton School of the University of Pennsylvania.

Gregory M. Dangler, currently a senior member of the finance team, will assume the role of interim CFO.

Also today, Prospect Global and investment funds affiliated with Apollo Global Management, LLC (NYSE: APO) mutually terminated the previously-announced investment agreement.

During the past several months, Prospect Global has made significant progress in the development of its Holbrook, AZ, potash mining project, including recently completing and submitting its Air Permit and Mineral Development Resource Applications with state regulators in Arizona.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

Exhibit B

Wire Instructions / Specified Persons

Purchaser Expenses*

Cash Portion of Break-up and Release Payment*

Note Portion of Break-up and Release Payment*

Wire Instructions*

Exhibit C

Form of Note

PROMISSORY NOTE

March [•], 2013

USD$[•]

FOR VALUE RECEIVED, Prospect Global Resources Inc., a Nevada corporation (the “Issuer”), promises to pay to the order of [•] (the “Holder”) on September 3, 2013 (the “Maturity Date”), in lawful money of the United States of America in same day funds, $[•] ([                                ] dollars).  The Issuer shall pay interest on the amount outstanding under this Promissory Note (this “Promissory Note”) and any overdue amounts thereon on the dates and at a rate per annum as hereinafter set forth.  Interest hereunder shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed.

1.                                      Payments.  (a)  The Issuer hereby unconditionally promises to pay to the Holder the full amount outstanding under this Promissory Note on the Maturity Date.

(b)                                 The Issuer may, by giving not less than three business days’ prior written notice to the Holder, prepay this Promissory Note, in whole or in part, at any time, without premium or penalty.

(c)                                  Notwithstanding anything herein to the contrary or otherwise, the Issuer shall be required to prepay this Promissory Note with thirty-three percent (33%) of the net cash proceeds received by the Issuer or any of its direct or indirect subsidiaries from the issuance or incurrence of any indebtedness (including, without limitation, any debt securities), the issuance or sale of any equity interests, or any other financing, in each case after the date hereof, such prepayment to be made no later than five (5) days after the receipt of such net cash proceeds by the Issuer or any of its direct or indirect subsidiaries, as applicable.

2.                                      Interest Rate.  This Promissory Note shall bear interest at a rate per annum equal to 11%, payable in cash on the earliest of (i) the date this Promissory Note is prepaid in full or in part, with respect to the principal amount so prepaid, (ii) the Maturity Date or (iii) the date that this Promissory Note otherwise becomes due and payable.  In the case of any overdue amounts of principal or interest, the Issuer shall pay interest on such overdue amounts, on demand by the Holder, at a rate per annum equal to the ordinary interest rate provided above, plus an additional 2.00% per annum.

3.                                      Negative Pledge.  The Issuer shall not incur any indebtedness for borrowed money that is secured by a lien on any asset of the Issuer, or guaranteed by any subsidiary of the Issuer, unless, concurrently, the Issuer causes this Promissory Note and the obligations hereunder to be equally and ratably secured by the applicable assets and/or guaranteed by the applicable subsidiary(ies).

4.                                      General Provisions Regarding Payments.  The Issuer will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholdings or charges and without set-off or counterclaim, in United States Dollars available the same day in New York, New York.

5.                                      Representations and Warranties.  The Issuer represents and warrants to the Holder:

(a)                                 The Issuer is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and to execute this Promissory Note.

(b)                                 The execution, delivery and performance by the Issuer of this Promissory Note is within the Issuer’s corporate powers and has been duly authorized by all necessary corporate action.

(c)                                  The execution, delivery and performance by the Issuer of this Promissory Note does not and will not (i) violate (x) any law or governmental rule or regulation applicable to the Issuer, (y) the charter or by-laws (or equivalent documents) of the Issuer, or (z) any, order, judgment or decree of any court or other governmental authority binding on the Issuer; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Issuer or any of its direct or indirect subsidiaries; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Issuer or any of its direct or indirect subsidiaries; (iv) require any approval or consent of (A) stockholders, members or partners of the Issuer, or (B) any person under any contractual obligation of the Issuer; or (v) require any registration with, consent or approval of, or notice to, or other action to, with or by, any governmental authority, except for such approvals or consents which have been obtained on or before the date hereof, and solely with respect to clauses (i)(x), (i)(z), (ii), (iv)(B), and (v), except for violations, conflicts, liens, or failure to obtain approvals or consents which would not, individually or in the aggregate, be reasonably expected to impair in any material respect the Issuer’s ability to perform under this Promissory Note.

(d)                                 This Promissory Note has been duly executed and delivered by the Issuer and constitutes the legal, valid and binding obligation of the Issuer, as applicable, enforceable in accordance with this Promissory Note’s terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.                                      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 the Issuer shall fail to make payment when due, whether at stated maturity, by acceleration or otherwise, of any principal, interest or other amount due hereunder;

(b)                                 any representation, warranty, certification or other statement made by the Issuer herein (or in the Termination and Release Agreement, dated as of the date hereof, pursuant to which this Promissory Note is being issued)  shall be false in any material respect as of the date made, or the Issuer shall fail to comply with Section 3 hereof;

(c)                                  the Issuer (or any direct or indirect subsidiary thereof) shall default in the payment when due (after giving effect to any applicable grace periods) of any principal of or interest on any indebtedness in excess of $1,000,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any indebtedness shall occur if the effect of such event is to cause, or (after giving effect to any applicable grace periods) to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; provided, however, a default under that certain Senior First Priority Secured Promissory Note, dated as of August 1, 2012, issued by Prospect Global Resources, Inc., a Delaware corporation, in favor of The Karlsson Group, Inc., an Arizona corporation, shall not be deemed an Event of Default unless the indebtedness thereunder shall be accelerated or the holder thereof shall otherwise exercise remedies in respect of such default;

(d)                                 any money judgment, writ or warrant of attachment or similar process in any jurisdiction involving in the aggregate at any time an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Issuer (or any direct or indirect subsidiary thereof) and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(e)                                  the Issuer (or any direct or indirect subsidiary thereof) pursuant to or within the meaning of the United States bankruptcy code (or any equivalent or similar law (foreign or domestic)): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in any involuntary case; (iii) consents to the appointment of a custodian, conservator, liquidator, sequestrator, receiver, administrator, trustee or other similar official of it or for any substantial part of its property; or (iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or

(f)                                   a court of competent jurisdiction enters an order or decree under the United States bankruptcy code (or any equivalent or similar law (foreign or domestic)) and the order or decree remains unstayed and in effect for 30 days: (i) for relief against the Issuer (or any direct or indirect subsidiary thereof) in an involuntary case; (ii) appoints a custodian, conservator, liquidator, sequestrator, receiver, administrator, trustee or other similar official of the Issuer (or any direct or indirect subsidiary thereof) or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Issuer (or any direct or indirect subsidiary thereof);

THEN, in the case of any Event of Default specified above, the Holder may, by written notice to the Issuer, declare all amounts outstanding under this Promissory Note to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Issuer; provided that in the case of the Events of Default specified in clause (e) or (f) above, without any notice to the Issuer or any other act of the Holder, all amounts outstanding under this Promissory Note shall automatically become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Issuer.

7.                                      Notices.  Any notice to be given under this Promissory Note shall be in writing and shall be deemed to have been duly given when received by the recipient.

8.                                      No Waiver.  No delay on the part of the Holder in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver thereof.

9.                                      Amendments and Waivers.  Any provision of this Promissory Note may be amended or waived, but only if such amendment or waiver is in writing and signed by the Holder and the Issuer.

10.                               Successors and Assigns.  This Promissory Note shall be binding upon the Issuer and its successors and assigns, for the benefit of the Holder and its successors and assigns, except that the Issuer may not assign or otherwise transfer its rights or obligations under this Promissory Note without the prior written consent of the Holder.  The Holder may at any time assign to one or more persons all or any portion of its rights under this Promissory Note.

11.                               Expenses.  The Issuer agrees to pay or reimburse the Holder for all reasonable out-of-pocket costs and expenses of the Holder (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with any Event of Default and any enforcement or collection proceedings resulting therefrom.

12.                               GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

13.                               Submission to Jurisdiction.  The Issuer and, by its acceptance of this Promissory Note, the Holder, each agree as follows:

(a)                                 each such party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any federal court sitting in the Southern District of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court sitting in the Borough of Manhattan in New York, New York; together with such federal courts, the “New York Courts”), and any relevant appellate court, in any action or proceeding arising out of or relating to this Promissory Note, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the New York Courts; provided that nothing in this Promissory Note shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Promissory Note against the other party or its properties in the courts of any other jurisdiction; and

(b)                                 each such party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note in any court referred to in subsection (a) of this Section, and each such party also irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

14.                               WAIVER OF JURY TRIAL.  THE ISSUER HEREBY WAIVES AND, BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE.

15.                               Severability.  If any provision of this Promissory Note is held to be invalid, illegal or unenforceable, the other provisions of this Promissory Note, as the case may be, shall remain in full force and effect.

16.                               Usury Savings.  Notwithstanding anything herein to the contrary or otherwise, the Holder shall never be entitled to receive as interest on the obligation evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by applicable law.  In the event that the Holder ever receives any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Issuer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

PROSPECT GLOBAL RESOURCES INC.

By:
Name:
Title:

Address for notices:

c/o Apollo Global Management, LLC 9 West 57th Street New York, NY 10019 Attention: Laurie Medley Facsimile: (646) 607-0528